Exhibit 99.1

Stratos International Reports Q4 Revenues of $21.5 Million

Revenues increase 8% from a year ago and 10% sequentially

CHICAGO, June 14 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW) today announced a 8% increase in revenues to $21.5 million in the fiscal 2005 fourth quarter from $19.8 million in the fiscal 2004 fourth quarter. Included in revenue were license fees and royalties of $0.2 million in the fourth quarter of fiscal 2005, compared to $0.2 million in the fourth quarter of the prior year.

Total operating expenses were $11.1 million in the fourth quarter, compared to $15.1 million in the fourth quarter of the prior year, and $15.3 million in the third quarter of fiscal year 2005. Operating expenses excluding restructuring charges and litigation settlements were $9.1 million in Q4 of fiscal 2005. This represented a decrease of $3.1 million or 25% from the same quarter last year and a decrease of $2.0 million, or 18% sequentially from Q3 of fiscal 2005. The decline in operating expenses was primarily due to ongoing cost containment initiatives. Loss from legal settlements in the fourth quarter of fiscal year 2005 was $1.5 million, compared to income of $0.3 million in the fourth quarter of fiscal 2004. The net loss attributable to common shareholders for the fourth quarter of fiscal 2005 was $2.4 million, or $0.18 per share, compared to a net loss of $7.0 million, or $0.52 per share in the fourth quarter of the prior year.

Full Fiscal Year 2005 Results

Revenues for the fiscal year 2005 were $80.5 million, compared to $50.4 million for the same period last year. Revenues for Sterling Holding Company, which was acquired in November 2003, were $42.5 million in fiscal year 2005 and $19.6 million in fiscal year 2004. Included in revenues were license fees and royalties of $0.5 million in 2005, compared to $1.0 million for 2004. The net loss attributable to common shareholders for 2005 was $15.7 million or $1.16 per share compared to $27.2 million or $2.61 per share for 2004.

“We are very pleased that fourth quarter revenues were higher than our previously announced guidance of $18.5 to $20.5 million, and we achieved our objective of positive EBITDA. At present, we expect first quarter revenue to fall into the $19 to $21.5 million range,” said Andy Harris, President and Chief Executive Officer.

“Furthermore, we’re making very good progress in migrating up the value chain in newer markets such as broadcast/video and military and expanding our product offerings beyond the traditional transceiver business. We’re developing stronger relationships with our customers who rely more and more on Stratos for high quality technology. We view our customers as important partners in the effort to provide more value-added solutions. Our passion for quality and professional excellence is making a difference.”

As of April 30, 2005 the company employed 551 employees, compared to 598 employees as of April 30, 2004. Common shares outstanding as of April 30, 2005 were 14,559,348 shares. Cash and short-term investments at April 30, 2005 were $31.8 million, compared to $37.0 million at April 30, 2004. Capital expenditures were $0.9 million in 2005 as compared to $3.3 million in 2004.

Webcast of Investor Call Available Today

Stratos International will host a live audio webcast and conference call on Tuesday, June 14, 2005 at 5:00 pm EDT. Investors and other interested parties may listen to the live webcast by visiting the investor relations section of the Stratos International website at http://www.stratoslightwave.com. Andy Harris, Chief Executive Officer, and Barry Hollingsworth, Chief Financial Officer, will discuss the Company’s earnings and operations. A replay of the conference call will be available for 48 hours beginning at 7:00 pm EDT. The replay number is (706) 645-9291 with a conference ID of 6699822. A webcast replay will also be available on the Company’s website.

ABOUT STRATOS INTERNATIONAL

Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.

Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed the Company to amass a broad range of products and build a strong IP portfolio of more than 100 patents. The Company currently serves more than 1,300 active customers, who are primarily in telecom/datacom, military/aerospace and video markets. The Company’s headquarters is in Chicago, Illinois, USA.

Safe Harbor Statement

This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; the Company’s dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information, contact Jim Tournier, Director of Finance & Investor Relations at (708) 457-2645, or email at jtournier@stratoslightwave.com. Website: http://www.stratoslightwave.com.

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts and shares outstanding)

	Three Months Ended		Year Ended
	April 30		April 30
	2005	2004	2005	2004
Revenues:
Net sales	$21,297	$19,663	$79,931	$49,379
License fees and royalties	171	164	523	990
Total revenues	21,468	19,827	80,454	50,369

Cost of revenues	12,989	13,848	52,642	41,954
Gross profit	8,479	5,979	27,812	8,415

Operating expenses
Research and development	2,308	2,049	9,518	8,800
Sales and marketing	2,605	2,950	10,467	8,225
General and administrative	4,229	7,271	21,907	20,799
Restructuring and other charges	404	3,066	4,679	3,066
Litigation settlements, net	1,536	(265)	(2,553)	(454)
Total operating expenses	11,082	15,071	44,018	40,436

Loss from operations	(2,603)	(9,092)	(16,206)	(32,021)

Gain on sale of business	—	—	—	1,305
Investment income, net	251	186	553	777
Other income	120	189	464	1,057

Loss before income taxes	(2,232)	(8,717)	(15,189)	(28,882)

Income tax (provision) credit	(118)	1,797	(118)	1,797

Net loss	(2,350)	(6,920)	(15,307)	(27,085)

Preferred Stock Dividends	($87)	($87)	($350)	($142)

Net loss attributable to Common shareholders	($2,437)	($7,007)	($15,657)	($27,227)

Per share data, basic and diluted:
Net loss	($0.17)	($0.51)	($1.13)	($2.60)
Preferred stock dividend requirement	(0.01)	(0.01)	(0.03)	(0.01)
Net loss per share attributable to common shareholders	($0.18)	($0.52)	($1.16)	($2.61)

Weighted average number of Common Shares outstanding:
Basic and diluted	13,642,000	13,514,000	13,546,000	10,444,000

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share amounts and shares outstanding)

	April 30	April 30
	2005	2004
Assets
Current assets Cash and cash equivalents	$13,276	$7,830
Short term investments	18,552	29,159
Accounts receivable — net	12,926	12,544
Inventories	15,974	15,964
Prepaid expenses	681	1,326
Refundable income taxes	4,267	4,176
Other current assets	5,458	—
Total current assets	71,134	70,999

Property plant and equipment, net	21,338	26,956
Intangible assets, net of amortization	13,364	14,665
Goodwill and other long lived assets	6,110	6,110
Assets held for sale	2,936	4,441
Other assets	98	5,879
Total assets	$114,980	$129,050

Liabilities and shareholders’ equity:
Current liabilities Accounts payable	$6,987	$8,422
Accrued expenses	11,259	7,373
Current portion of long-term debt	815	2,230
Total current liabilities	19,061	18,025

Long term debt, less current portion	—	801
Deferred Income Taxes	446	445
Redeemable Preferred Stock	5,000	5,000
Total liabilities	24,507	24,271

Shareholders’ equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, issued and outstanding 50,000 shares at April 30, 2005 and 2004	—	—
Common stock, $0.01 par value, authorized 100,000,000 shares, issued and outstanding 14,559,348, and 14,265,510 at April 30, 2005 and 2004 respectively	146	143
Cost of shares in treasury	(259)	(248)
Additional paid in capital	320,410	319,212
Unearned Compensation	(3,505)	(3,809)
Accumulated other comprehensive income	(29)	114
Accumulated deficit	(226,290)	(210,633)
Total shareholders’ equity	90,473	104,779

Total liabilities and shareholders’ equity	$114,980	$129,050